Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 1, 2011 (May 11, 2011 for Note 60.C.16, as updated on Form 6-K filed on May 11, 2011, as to the change of certain information included in such note related to the issuers of registered securities guaranteed by the Company) relating to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A. and subsidiaries composing the Banco Bilbao Vizcaya Argentaria Group (the “Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph stating that the International Financial Reporting Standards adopted by the European Union (“EU-IFRS”) required to be applied under the Bank of Spain’s Circular 4/2004 vary in certain significant respects from accounting principles generally accepted in the United States of America (“U.S.GAAP”) and that the information relating to the nature and effect of such differences is presented in Note 60 to the consolidated financial statements of the Group) and of our report dated April 1, 2011 relating to the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Banco Bilbao Vizcaya Argentaria, S.A. for the year ended December 31, 2010.

DELOITTE, S.L.

/s/ Deloitte, S.L.
Madrid-Spain
November 24, 2011